Exhibit 99.1

PARETEUM TO BEGIN TRADING ON NASDAQ

Posted On: October 11, 2018

Pareteum to Begin Trading on Nasdaq

NEW YORK, NEW YORK – PRNewswire – October 11, 2018 – Pareteum Corporation (NYSE American: TEUM), a cloud software platform company, today announced that it has been approved for listing on Nasdaq under the symbol “TEUM.” Trading on Nasdaq is expected to commence on October 23, 2018. The company’s common stock will continue to trade on the NYSE American until the market close on October 22, 2018.

Pareteum’s Principal Executive Officer Hal Turner commented, “Pareteum is pleased to announce our listing on Nasdaq. We believe this move will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors.”

About Pareteum:

Pareteum Corporation (NYSE American: TEUM) is a rapidly growing Global Software Defined Cloud company with a mission to connect “every person and everything.” Organizations use Pareteum to energize their growth and profitability through our Global Software Defined Cloud and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. Our Cloud platform services partners (technologies integrated into our cloud) include: HPE, IBM, Ribbon Communications (Sonus+GenBand), NetNumber, Oracle, Microsoft, and other world class technology providers. All of the relevant customer acquired value is derived from Pareteum’s leading Global Software Defined Cloud, delivering award-winning mobile enablement, regardless of the user’s location or network. By harnessing the value of communications, Pareteum serves retail, enterprise and IoT customers. Pareteum currently has offices in New York, Sao Paulo, Madrid, Barcelona, Bahrain, Singapore and the Netherlands. For more information please visit: www.pareteum.com.

Forward Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Pareteum Investor Relations Contacts:
Ted O’Donnell
Chief Financial Officer
+1 212 984 1096
InvestorRelations@pareteum.com

Stephen Hart
Hayden IR
+1 917 658 7878

Carrie Howes
Rayleigh Capital
Dubai- London
T UAE: +971 (0) 55 997 0427 | T UK: +44 (0) 870 490 5443 | T CAN: +1 416 900 3634